Exhibit (a)(42)
LAFARGE NORTH AMERICA INC
EMPLOYEE STOCK PURCHASE PLAN II
05/08/2006
6:00 PM
PARTICIPANTS
Bill Miller
Jennifer Faircloth
Alain Fredette
Mike Brinn
Operator:
Greetings, Ladies and Gentlemen. Welcome to the Lafarge North America Inc. Employee Stock Purchase Conference Call. At this time all participants are in a listen-only mode. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. It is now my pleasure to introduce your host, Mr. Bill Miller. Thank you, Mr. Miller. You may begin.
Bill Miller:
Good evening everybody. This is Bill Miller, In House Counsel with Lafarge here in Herndon, and welcome to tonight’s webcast where hopefully I can address and we can answer a number of questions or uncertainties that people have concerning the Employee Stock Purchase Plan shares that they hold and how they may tender those into the tender offer. Let me start by giving you a brief update as to where things are in the tender offer. As everyone knows, Lafarge SA launched a tender offer some time ago. They have subsequently increased the price two times; the last time to $85.50 per share, after which a special committee of our board of directors recommended to stockholders that they, in fact, tender their shares at that price. Lafarge SA made its announcement of the increase in price last Monday, and they extended the offer through this Friday, May 12th, at 11:59 when the tender offer will expire. What that means is that people have until that time to tender their shares to make sure that their shares in whatever form they may hold them are received by the depositary, who has been engaged by Lafarge SA in connection with this tender offer.

1

Now that being the case, as I indicated, I suggest that there are a number of different ways that people can hold their shares, and, in particular, we are going to address the Employee Stock Purchase Plan in the way shares are held in that plan by a large number of people.
In the last several years, we have made two changes to our plan, and what they affect to a great degree or for the greatest degree is the manner in which shares are held. Employee Stock Purchase Plan participants from the year 2003 and earlier, when they received shares under the plan, they actually received a stock certificate, and people may have done a number of things with their certificates. They may have sold them. In which case, you do not need to worry about those shares. You may have transferred them to a broker account or you may still be holding the stock certificates.
In 2004 there was a slight change in the way the shares were issued and held. Instead of issuing stock certificates, we decided that shares would be issued by, then EquiServe, in book entry form in the name of the individual participant receiving shares, and they have done so. The shares were entered in book entry form as registered stockholder, and if those shares had not been sold by a participant, then the shares remain in now ComputerShare in book entry form.
In 2005 we made a further change, and we have engaged a ComputerShare entity to act as administrative agent for our Employee Stock Purchase Plan, and what that means is that this organization, the separate ComputerShare organization, accounts for everybody’s interest in the ESPP shares so that all shares that were purchased in 2005 and the most recent purchase of ESPP shares are processed by this ComputerShare entity administrative agent, and all shares are held through an account at this entity so that if any individual has received shares in 2005 or 2006, those shares are not held with the transfer agent’s side of ComputerShare; rather they are held with the administrative agent’s side. The manner in which those shares are tendered in to the offer differs from how other shares are tendered. Let me walk you through how those shares are tendered, and before I do let me touch upon a couple of other issues.
First of all, there is a method for asking questions on this webcast, but I am going to ask you to hold all your questions until I have completed my discussion, and the questions will be sent via e-mail to Jennifer Faircloth, who, when I ask people for their questions, she will then read them aloud for all of us to hear, and then I will answer them with the assistance of Mike Brinn at Innisfree or Alain Fredette, our in-house counsel out of Montreal. I am going to ask Jennifer to read only those questions that are delivered after I ask people for questions. The reason I am doing that is that I suspect people have a lot of questions, which will be answered in just a moment, and I want to avoid receiving duplicate questions and answering the questions multiple times. So, if you have sent a question to Jennifer

2

already, that question will not be answered, but feel free to send the question if it has not been answered at the time when I call for questions. Then finally I am told, although I cannot see them on my presentation, at the bottom of this webcast are some links to the various forms that we are talking about. Feel free to download those forms or open them up and print them off and use them as you wish. Those forms are the forms that people have received in connection with the the tender offer and those forms are also attached to the LEO announcement that was distributed earlier today. They originally were not attached to the LEO announcement, but they have been attached since the announcement first went out, and those documents will also be attached to the LEO announcement that will be distributed tomorrow. So, if you need the forms that we are talking about and you are having difficulty finding them, you will be able to use those forms.
Now let me turn to the method by which shares can be tendered. I will go back to the original manner in which shares were held by participants and that is the stock certificate. People holding stock certificates are just like any other stockholder of the company, who hold stock certificates. The way in which those shares would be tender would be through the letter of transmittal that you should have received from Lafarge SA and the mailing through Innisfree.
Up on your screen right now, you should see the cover page of the letter of transmittal to be used to send in stock certificates, and it is very simple for you to complete this form. If you look at the bottom of that form, you will see a table and within the table, there is a big, white area. What you need to do is you need to fill in your name as it appears on the stock certificate taking great care to make sure that you put it in, in that box, exactly as it appears on the stock certificate, and you also need to list your current address. Then if you go immediately to the right, you will see a column that says Share Certificate Number. You need to look at each share certificate that you have and in the top right-hand corner, you will see a number. It should be preceded by a C. For instance you might have stock certificate number C10,553. You need to put that number in that box, and then immediately to the right of that box, next to that stock certificate number, you need to write in the number of shares represented by that stock certificate that you wish to tender. In most cases, for most people, it will be 100 percent of those shares, so if you have a stock certificate numbered C10,593 representing 591 shares of Lafarge Common Stock, in that second column you would write in 591. The column to the immediate right of that, that says the number of common shares tendered, you only need to complete that if you wish to tender less than all of the shares of stock represented by that stock certificate. If you wish to tender all of those shares, then you just simply leave that column blank. If you look further to the right, there is a column that says Dividend Reinvestment Share Tender. If you have shares that are held in the Dividend Reinvestment Plan by ComputerShare in your account and you do not have stock certificates for them, you need not concern yourself with that column. What you will need to do as I will explain in a moment is check a box later in the letter of transmittal on page four.

3

Now, if you have several stock certificates, so many that you cannot complete or you cannot fill in all of the information on this form, then you simply need to attach a separate page. Write at the top of that page, your name as it appears on the stock certificate, your tax identification number, and then list individually the stock certificate number and the number of shares of common stock represented by each of those stock certificates, and when you send in your materials, your letter of transmittal and the stock certificates, you will send in that attachment as well. When the form is completed, and I will flip to page by page shortly to tell you how to complete the rest of it, what you will need to do is send in that letter of transmittal in the envelope that you received and those materials to the proper address, and in that envelope, you will need to include the completed letter of transmittal, the stock certificate, which you should not sign, leave the back part of the stock certificate blank, and those documents, the letter of transmittal and the stock certificate, and the additional page, if you have one, put it in the envelope and send it to the address that is indicated on the envelope. If you go in a moment on the screen on slide 13, you will see the addresses across the top of the screen now, you will see the address for ComputerShare. If you intend to mail them, you can send it to the address on the left-hand side. If you are going to hand deliver it or have a courier deliver it, you would send it to the address in the middle of the page, and if you are going to send it by overnight courier, i.e., FedEx or UPS, you send it to the address at the far right-hand side. Unless you are in Canton, Massachusetts, my suggestion to you given the short period of time that we have is that you send it by overnight courier to the address on the right-hand side. The tender offer is going to close in a little over four days, and it is important that the shares actually be received by the depositary. This is not like a tax law. It is not like April 15th when it has to be postmarked by that day; they actually have to be received by the depositary, which in this case is also ComputerShare. They have been engaged by Lafarge SA to accumulate the shares, so keep that in mind in terms how quickly you need to send the documents in.
Now, let’s go back to the letter of transmittal and I am just going to briefly cover a couple of the pages and tell you whether you need to be concerned with them. Now on the screen is page two of the letter of transmittal. Anybody sending stock certificates in to the depositary need not concern yourself with this page. The bottom section of the bottom third where it says check here to do a number of different things, completely ignore it. You do not have to worry about it. The only organizations that will be using that would be brokers, who are tendering shares on behalf of their clients.
Page four is very important, and down at the bottom in bold just above the last paragraph is a question asking whether you want to tender all uncertificated shares that may be held in your name pursuant to our Dividend Reinvestment Plan and book entry position. If you wish to tender your shares that have been enrolled or that you have received in the

4

Dividend Reinvestment Program, but for which you do not have a stock certificate, you should check the box Yes here. Also, for those of you who have received shares in the 2004 Employee Stock Purchase Plan and those shares are now held by ComputerShare, which was formally EquiServe in book entry form, you should check this box Yes, and any shares that are held by ComputerShare in book entry form on your behalf will be tendered into the tender offer, and, in fact, if you have only book entry shares and you do not have stock certificates, then you will still need to send in the letter of transmittal, but on the front page, you will only need to fill in your name and address as it appears on your ComputerShare account. You do not list any stock certificates, but on page four, you check the box Yes, and then all of your book entry shares will be tendered by the depositary.
Just very quickly on slide six, I just want to show it to you, for almost all of you, this page will not be relevant. The special payment instructions on the left-hand side are applicable only to those people who wish to tender their shares and have the tender price paid to somebody other than the record holder. For instance if you wanted to transfer the funds received to a brother, mother, sister or son, daughter or whomever, this is how you would do it. Most people will not need to be involved with that.
Now, flipping again to the next page of the letter of transmittal, this is an important page. This is where you actually have to sign the document. It is very important that you sign it because they will not be processed without a signature. If you look at the very top, it says signature of stockholders, the first couple of lines. You need to sign your name on that line as it appears on the stock certificate. Then you date it, you write your name as it appears on the stock certificate. So again, in my case, if I had a stock certificate that said William G. Miller, then I would write William G. Miller. I would not write Bill Miller. I would not write William Miller. I would write William G. Miller. Then I would put my address down, I put my telephone number, and it just needs to be a telephone number where you can be reached. I would suggest a telephone number that you can be reached at during the day. In my case, I would put my office number, and then immediately below that, you put your social security number, so for a US taxpayer, you would just put the nine-digit, I guess, social security number. With that you will have completed the letter of transmittal, but there is a separate section that has to be completed as well. This is the W9, which all tendering US stockholders have to complete. It is fairly straightforward. It should be up on the screen now. The very top box, you will see the W9. The box immediately to the right of that, you have to fill in your name and address and check the appropriate box, which in this case should be the box on the top left-hand side that says Individual, Sole Proprietor. Immediately below that in the right-hand side is the box that has SSN or EIN, and you would need to put in, in the case of an individual, it would be your social security number, then down in the middle of the page is the signature. You would sign it as your name appears on the stock certificates or if you do not have stock certificates and if you are tendering book entry shares as your name appears on the account, then date the

5

document and that will finish completing the letter of transmittal, and that would cover shares that you hold in stock certificate form as well as those shares that you hold in book entry form. Now if there is any confusion as to whether or not you should check the box on page four relating to the shares held in book entry form, my suggestion to you is that you simply check Yes assuming that you want to tender all of your shares, but to avoid any doubt, if that is in fact your desire, then when you complete the form, check the box Yes on page four as well as completing the remainder of the form. That is how you will tender your shares that are held in stock certificate form or book entry form at ComputerShare directly.
Then what do you do with the form. You send it to the right address as I have indicated earlier and they should be up on the screen at ComputerShare. If you have received the letter of transmittal from Lafarge SA, there should be an envelope with these addresses. Again, given the amount of time, which you should do, my recommendation is that you send it by overnight courier to make sure that it actually gets there in time. That takes care of tendering the shares that people might hold in the first and second scenario.
The last scenario is the shares that were issued in 2005 and the shares that have just been issued in 2006 to the ESPP Plan participants. What you will need to tender those shares is the form that should be appearing on your screen right now, the instruction form. These shares are a little different in that the computer share entity that acts as administrative agent is actually the record holder. In other words when you look through our stock records, those records say that that entity holds a whole bunch of shares, and that entity has a separate accounting system and each of the participants, who have received a 2005/2006 share has an account with this entity, and that entity sent out an instruction form to each of you asking whether or not you want to tender the shares that are held in your account. The instruction form that is now up on the screen is the document through which you would tell that entity that Yes, in fact, I do wish to tender my share or if it is the case that you do not want them tendering your shares. When that is sent in, that entity will simply accumulate all of those and then it will tally the totals and send instructions to its broker to tender the shares that are held as custodian for all the participants under the plan for 2005/2006.
Now let’s look at the form itself, fairly straightforward. After the first paragraph, there is a question or a command to check one box below: Yes, tender all the common shares allocated to my account. Yes, tender only the number of shares allocated as indicated below or No, do not tender any shares allocated to my account, fairly straightforward. If you want to tender them all, check the first one. If you do not want to tender all of them, but you know how many you want to tender, check the second one and write in the number of shares that you want tendered, and if you do not want to tender any shares, you check the bottom one. Once you have made that decision and you have completed that portion of the form, you simply sign the form where indicated in the middle of the form, date it, and print

6

your name as it appears on your account so that they can avoid any confusion as to people who might have similar names. Then my suggestion to you, given the amount of time that we have or do not have left, is rather than sending this form by overnight delivery or by mail to the address as indicated at the bottom of this document that you fax the document to them at the number indicated and that number is (212) 701-7636. We have been told by the administrative agent that in order for them to meet their deadline to allow the broker, who is acting as custodian for these shares, to tender the shares, they need to receive your instructions by 4 p.m. on Wednesday, and for that reason, I would highly suggest that each of you fax your completed documents to them and then they will act upon those instructions. Now keep in mind that if you want to tender all of the shares held in your account, the easiest way to do so on this form or using this form is to check the top box. Yes, tender all common shares allocated to my account.
Now there is a little nuance that I want to explain to you. Those people who participated in 2006, the offering period that was just cut short and which was just completed, and for which shares were purchased last Friday, those shares may not actually be in your account. The problem is they were not in your account when ComputerShare sent out this form so you are going to get a document that should have a sticker on the front of it that has your name, account number, and the number of shares in your account. That number, the number of shares, will not include the number of shares purchased last Friday so you will not necessarily have the total number of shares in your account.
Two things on the instruction form: If you look at the bottom, right-hand side, there is a little question or little statement where you say your shares as of... You put the date in that you fill in the form and then in an ideal world, you would write in what the number of shares were. You will not necessarily know the total shares in your account. If you check the first box, Yes, tender all the common shares allocated to my account, you need not worry about those shares. They will be tendered so the fact that you do not actually list them on this document will not prevent you from having those shares tendered by ComputerShare on your behalf. That essentially covers the issues related to the tendering of shares for the 05 and 06 plan.
One last document that I want to call to your attention and that is the W8BEN form. This form will need to be completed and sent in with the document if, in fact, you are a non-US tax person. In particular for the Canadians, who hold the LNA common stock and are tendering their shares, this is the form that you will need to fill out and send in along with your other documents.
Now that is the mechanism to which these shares in these three different scenarios can be tendered, fairly straightforward. Some of you may have to follow the directions for all three, some of you may have to do it for two of them, and some of you may have to do it for only

7

one of them. If you only hold the shares in one of those forms, then you only have to do it one way, and if you hold it in the other way, then you have to do all of them.
Let me turn very quickly to the income tax implications of this. Shares that people have acquired and have only held for one year, these are the US tax implications, if you have held the shares for over one year, then your gain on the shares will be taxed as capital gain and they will be taxed at a lower rate. Shares that you have held for less than a year will unfortunately not receive capital gain treatment and the income on those shares will be taxed as ordinary income. The shares that were issued in 2005 were issued, I understand, January 1 of last year, which means that shares issued last year would receive capital gain treatment and you would pay lower tax if the tender offer closed after June 1 of this year. Unfortunately, the timing of closing of the tender offer is entirely out of our control, and it is currently scheduled to expire and Lafarge is expected to accept for payments all of the shares this Friday, which means that for shares issued in 2005 as well as the shares that were just issued in 2006, the gain on those shares will be taxed as ordinary income. There is unfortunately no way around this. There is nothing that can be done about it, it is just simply the result of the tender offer.
The last issue that I would like to bring to your attention is there are fees that are associated with the shares that are being tendered by ComputerShare for the participants for the 2005 and 2006 program. They amount to about $35 dollars per account, however, the company has agreed with ComputerShare that we will bear the cost of those fees. The individual participants will not bear that cost. If, in fact, for some reason ComputerShare charges you those costs, please let us know so that we can correct that. That is not a cost status to be bourne by individual participants.
Now that completes my portion of the program and discussing the process. We will open it up for questions and you can now send in questions to Jennifer Faircloth, and she will then read them out loud to the group and then I will attempt to answer them, and Jennifer just let me know when we have some additional questions to answer.
Jennifer Faircloth:
So far, believe it or not, we have only gotten one question.
Bill Miller:
Okay.

8

Jennifer Faircloth:
And it is from a Canadian employee who wants to know if the deadline is the same for Canadian employees.
Bill Miller:
The answer is Yes, same deadline, for the ESCV instructions this has to be in by Wednesday, 4 p.m. and for tendering shares for which these certificates are in the position of the employees, before midnight on Friday.
Jennifer Faircloth:
Okay. Also I want to point out to anyone who is listening that if you look at your E-call console of the webcast and there is a box that says Links. Directly above Ask a Question link is a link that says Supporting Materials and that is where all those forms are that Bill made a reference to.
Bill Miller:
Thanks for pointing that out. Unfortunately on my screen that does not show ...
Jennifer Faircloth:
Right.
Bill Miller:
...as I was told it would not so thank you for that for that direction.
Jennifer Faircloth:
Yes. The next question comes from someone who wants to know if there is any need to complete the notice of guaranteed delivery.
Bill Miller:
The notice of guaranteed delivery, and Mike you back me up on this, is to be used for people who cannot send in their shares, they cannot find them for whatever reason, but would be able to tender those shares within three business days after Friday so that for the normal course, the person who has their stock certificates and has no problem getting the tendered documents in, you will not need to complete and send in the notice of guaranteed delivery. It would only be needed if for some reason you cannot meet the deadline, but would be able to send in the share certificates etc. within three business days thereafter.

9

Mike Brinn:
And the way that would work is essentially for people, who let’s say Friday morning you get your hands on your certificates, you would need to bring them to your broker and have him do the guarantee of delivery so you would turn the shares over to the broker, and its a member of the stock exchange that needs to execute the guarantee. So, you turn the shares over to the broker, he does the guarantee, and the shares will make it to the depositary within the three days.
Bill Miller:
Right.
Jennifer Faircloth:
Okay. Next question is when will be known if the tender has gone through?
Bill Miller:
We expect Lafarge SA to send out announcements on Monday morning.
Jennifer Faircloth:
Okay.
Bill Miller:
So before the opening of business, before the opening of trading on Monday morning, an announcement should be made.
Jennifer Faircloth:
Okay. Next question is, I think we just need to point out to anyone who has not gotten the forms yet or may still not have their old forms that the forms are available via the webcast console, and they are also available in the LEO Today story that appeared this morning and will also be available in tomorrow morning’s LEO Today so if you are looking for the forms and you do not have them yet, you can download them off of LEO Today.
Bill Miller:
And let me add to that, if you do not have forms from the current mailing, but you have forms from the prior two mailings, the letter of transmittal or the letter of instruction, you

10

may use those forms in lieu of the forms that you have yet to receive. You will still receive the $85.50 price. Everybody who tenders in the offer, no matter what form they use, will get the $85.50 price.
Jennifer Faircloth:
Thank you. Next question is related to the ESPP, which is a Canadian employee question so I will throw this one to Alain. Is the same process to be followed and under which scenario does this fall, i.e., which forms need to be completed?
Alain Fredette:
Okay, the participants who have acquired shares at the beginning of this year for which certificates have not been sent to them, in order to tender those shares, they have received from ComputerShare, a special letter of transmittal in connection with the original offer of $75, which letter of transmittal was partially completed with certificate number, and together with that there was a letter from SLR Canada with a space at the bottom to be filled in and signed by the participant. People who want to tender those shares have to complete and sign both forms and return that to ComputerShare. If they have not retained these forms, they can use the green letter of transmittal that they will receive or have already received as a holder of shares which have been issued to them although they do not have the certificate and that is thus, the letter of transmittal in connection with the new price of $85.50, and they would need to obtain a copy of the March 6 letter, which contained a form to fill in at the bottom, which is available on the webcast announcement so people can actually download and print that form, complete it, and return it together with the green letter of transmittal. In summary, the two documents have to be either the original letter of transmittal at $75 or the most recent one. In the case of the most recent one, that letter of transmittal might be completed or already pre-completed by ComputerShare so that a tendering participant needs to write in the column marked for the certificate number, “I tender my share from allotment 73 in 2006 currently held by ComputerShare,” and that will enable the tendering of these ESPP shares.
Jennifer Faircloth:
Okay, thank you. We seem to have a couple of nervous employees out there who really need you, Bill, to re-confirm that if they only own shares from ’05 and ’06, then they only need to fill out the one form and fax it and that is it.
Bill Miller:
That is correct. If you received shares in the ’05 plan and the ’06 plan only, then the only document you need to fill out is the letter of instruction and send it back to ComputerShare at the address indicated in their form, and that is all that you will need to do.

11

Jennifer Faircloth:
Thank you. Next question, a couple of people want to know how soon they will actually see the money from the tender.
Bill Miller:
The checks will be distributed, I guess, within a week so is that correct, Mike?
Mike Brinn:
Yeah, typically it is within a week, sometimes shorter, ...
Bill Miller:
Yeah.
Mike Brinn:
...but they will be in the mail within a week.
Jennifer Faircloth:
Okay. Next is the ESPP has been suspended indefinitely going forward, correct?
Bill Miller:
That is correct. It has been suspended. Our expectation is that if the tender offer is successful that, first of all, there will be no public shares to participate in such a program. We will essentially be a private company.
Jennifer Fairlcoth:
Right. And the next question is one that we heard a couple of times on the last call, which is what happens if you do not do anything.

12

Bill Miller:
If you do not do anything, then your shares will still remain your property and assuming that if Lafarge SA receives at least 90 percent of the shares and they go forward with the merger, then all of the shares that you own will then automatically, by operation of law, convert into the right to receive the proceeds of the follow-on merger, and let me explain that briefly.
Maryland law provides, as Lafarge SA has stated in their offer to purchase, that if a company owns 90 percent or more of the shares outstanding that they can effect what is called a short-form merger by which the company that owns 90 percent of the shares can eliminate the remaining 10 percent or less shares by paying them cash for their shares, and in this instance, as is the normal practice in the United States, the consideration is that is paid in the tender offer so that those shares will then just simply turn in to the right to receive a certain amount of cash. That amount of cash will be the equivalent of what recipients receive in the tender offer. Let me explain one sort of technical issue here. As Lafarge SA has stated in their most recent offer to purchase, the amount that will be paid in the merger will depend on whether or not an individual receives a dividend that we declared a couple of weeks ago so that at the end of the day any participant will receive only $85.50, and specifically if the merger closes early next week before the record date of our dividend, then you will receive $85.50 in the merger and no dividend. If the merger were for some reason to close say a week from Friday after the record date, then those people whose shares are still outstanding would, in fact, receive the dividend because they would have been a record holder, and then they would receive $85.26 in the merger so that all the stockholders would have receive the equivalent of $85.50.
Jennifer Faircloth:
Okay. Thank you. One employee, I think we need just a little clarification about the W8BEN form and who it is exactly who needs to fill that out and send it in.
Bill Miller:
Alain, correct me if I am wrong, but it is a Canadian taxpayer, who tenders Lafarge North America common shares into the tender offer. They would be the ones who have to fill out that form.
Alain Fredette:
I think that is right. It does not apply to anybody who is tendering Lafarge Canada exchangeable shares.

13

Bill Miller:
Correct.
Jennifer Faircloth:
Okay, and it only applies again to Canadian employees or non-US employees who hold Lafarge North America common stock.
Bill Miller:
That is correct.
Jennifer Faircloth:
Okay. Next question is what if you were waiting for replacement stock certificates from ComputerShare.
Bill Miller:
Well, it depends on when you expect to get them. If you do not receive the documents in time to tender them, then you will not be able to tender them. If you receive them in time or know that you are going to receive them in time to submit them within three business days after Friday, then you can fill out a notice of guaranteed delivery, but if you do that then you have to, when you get the stock certificate, as Mike had indicated earlier, you need to send the certificate immediately to broker so that they can send the shares in. If the shares are not going to come in time, you are not going to lose the value of those shares; you will still be a stockholder and you will simply have to participate in the merger. Now the merger is expected to take place assuming that Lafarge SA gets 90 percent of the shares, we would expect the merger to take place within one or two business days after next Friday, which means basically by Tuesday of next week, and then your shares, as I described earlier, will simply convert in to the right to receive the merger consideration and you will be paid out accordingly.
Jennifer Faircloth:
Okay, thanks. Next is a question about Canadian employees and tax implications. First off, do Canadian employees have to fill out form W9, and I believe the answer to that is no.
Bill Miller:
That would be correct.

14

Jennifer Faircloth:
And then the other question is what exactly are the tax withholding implications for Canadian employees.
Bill Miller:
Unfortunately I cannot address the tax implications for the Canadian employees. First of all, I am not a tax attorney, and secondly, I am not a Canadian lawyer. I do not know if Alain you have any information that you can share or...
Alain Fredette:
Well I am not a tax attorney either, but my understanding is that there is no withholdings on the proceeds, and it is normally taxed as capital gain. It is the disposition of property so the proceeds represent taxable capital gain for the recipient or the proceeds less the cost of the shares is a gain.
Jennifer Faircloth:
Okay.
Bill Miller:
Okay. Jennifer, let me circle back to the prior question. I have just put up a different slide on the webcast and it is page nine of the letter of transmittal, and this addresses the issue of what to do if you have lost or your stock certificate is destroyed. If you look at page nine of the letter of transmittal, number 10, that tells you what you need to do if you cannot find your stock certificate, and that is call ComputerShare, the stock transfer agent side, telephone number is in the letter of transmittal at item 10 on page nine. That number is (800) 633-4236. Call them as soon as possible and initiate the process for getting a replacement certificate, and as soon as you get that certificate, however long that takes, that will determine whether or not you will be able to tender them as I described earlier or whether you would participate in the merger.
Jennifer Faircloth:
Okay, thanks. The next question is just someone who is looking for clarification about that section of the instruction form that has the date line and the share number box beneath it, and they just want to confirm that if you owned stock through ComputerShare in the period

15

purchased last Friday in addition to other shares already showing in an account they should leave that blank.
Bill Miller:
If they leave it blank, as long as they check the box up top, “Yes, tender all common shares,” the new shares will be picked up, and you can leave that blank.
Jennifer Faircloth:
Okay. Somebody wants to know who they can contact to obtain a copy of the purchase price for shares acquired in 2002. I believe the People’s Service Center should have that information.
Bill Miller:
Yeah.
Jennifer Faircloth:
What if the requisite number of shares are acquired via the tender offer and an individual has chosen not to tender all their shares. Will they be forced to sell all their shares? Will they be forced to sell their shares? I believe you have already covered that.
Bill Miller:
Yeah, their shares will simply convert from a stock share, a common stock, into the right to receive the merger consideration automatically by operation of law, and just a little more information on it. You will have a period of time within which you can submit the information to receive the merger consideration. Normally what happens is that you will receive another mailing that says, you know, you have these rights, the merger went through, please send in the information, please send in your stock certificates etc, and if you do not do so, that right will just sit there for a while. Depending upon the state in which you live, that will determine how long that right will exist. At some point, it could be a year, it could be two years, it could be three years, that right will actually escheat to the state. That is a specific legal term, which basically says the state will take unclaimed property. That is far in to the future, you know, it is not going to happen within a week or a month, but it will happen at some future date so if you do not tender, if you decided not to tender, again you will participate in the merger and you should act upon the instructions that are received in connection with the merger.

16

Jennifer Faircloth:
Okay, thank you. An employee wants to know if the ESPP is going to be over after this, does HR know to stop withholding those funds from your paycheck or is there some form that needs to be completed.
Bill Miller:
No form needs to be completed. The withholdings have already been suspended, and I use the term suspended because we do not know with certainty that the tender offer will go through, but our anticipation is that if the tender offer does succeed, then the ESPP plan will be terminated.
Jennifer Faircloth:
Thank you. Is the letter of transmittal the same for Lafarge Canada shares and for Lafarge North America because the address is not the same.
Bill Miller:
No, and they are different and give me just a moment, and I will pull the Canadian one up on the screen for you.
Alain Fredette:
I can give that information.
Bill Miller:
It is on the screen now. If you look at it they are very similar. They are also included in the links, and they are also included in the attachments to LEO that went out. If you look at the documents, if you were to flip through it, and I am just kind of scrolling through it, you will see that they are very, very similar to the ones that I have already described. Up on the screen now is the section where you would drop in the certificate that you own, and if you go to the next page of that document, you will see at the very top, the box to check, from page, excuse me it is not the next page, it is this page. You will see the box to check at the top to tender all of the shares that are uncertificated that are held in the Dividend Reinvestment Plan, and again special payment instructions just like I have described for the US documents, they are there, and then page six of the document is where you sign it. Again it looks suspiciously similar to the US document, and that is pretty much it so pretty much everything that I have said about the US documents also pertains to the Canadian documents, the form is just slightly different.

17

Jennifer Faircloth:
Okay, thanks. One item that we had to clarify a couple of times on the last call that you might want to clarify, Bill, is if people have actual paper certificates—(a) clarify whether they need to be sent in and (b) whether they need to be signed or should be signed.
Bill Miller:
Okay. Yes, they must be sent in with the letter of transmittal. If the stock certificate is not sent with the letter of transmittal, then the tender will not be a completed tender and, two, no, do not sign the stock certificate on the back. As Mike correctly pointed out on our earlier call, it is somewhat dangerous to do that because what you sign on there is you are signing over the document to anybody whose name gets put in the transfer section. It becomes a negotiable document and it is not wise to sign stock powers in blank so please do not sign the stock power. Just send it in with the letter of transmittal.
Jennifer Faircloth:
Okay, thanks. The only remaining questions I have pertain to stock options, and it is my understanding you are not prepared to address those questions.
Bill Miller:
Yeah, I will just, you know, make just one brief comment. Lafarge SA has stated in their offer to purchase that they expect the options to become exercisable in the follow of merger, and we are currently working on the mechanics of accomplishing that objective, and we would expect an announcement to be made shortly. My hope is that it would be possibly this evening, more likely tomorrow sometime with respect to how the options will be treated. I will say this, with respect to options that are currently vested, if individuals who hold those options are not subject to a blackout, and there are very few people who are subject to a blackout. They are our directors, our senior managers, myself, Alain Fredette—Jennifer, I think you too are subject to that...
Jennifer Faircloth:
Yeah.

18

Bill Miller:
...and a couple of other people. You are free to exercise your stock options and sell them in to the market and tender the shares if you so desire, but you know our expectation is that Lafarge SA will do as they said they intended to do in their offer to purchase.
Jennifer Faircloth:
Okay. Those are all the questions. Just wanted to remind everybody to just look at the LEO Today if you need any of the forms.
Bill Miller:
Okay, no more questions?
Jennifer Faircloth:
Nope.
Bill Miller:
Okay, well I thank everybody for participating tonight. I hope this has been helpful, and again if you have any further questions, there will be further webcasts. There will be one tomorrow at noon, which is directed to the Canadian participants, and that is not to say that others cannot listen in if they want to, but it is primarily for the Canadians, and then there is another call at 6 o’clock tomorrow night so if we have not answered all of your questions or in the interim you think of another one that you would like to have addressed, feel free to join us tomorrow night.
Jennifer Faircloth:
Bill, actually I am sorry, one just came in. How about stock held under retirement program like Sun Life, same procedure?
Alain Fredette:
That must be a Canadian participant. I can answer that. Sun Life has sent a letter of instruction to participants with accounts at Sun Life, so it is a letter of instruction that needs to be returned to Sun Life to enable to the tendering of these shares. There is a procedure in place, and persons should receive a letter of instruction from Sun Life to that effect.

19

Bill Miller:
Yeah, and those letters of instruction are similar to the letters of instruction that we have been discussing.
Jennifer Faircloth:
Okay, thanks. Let me just double-check, I think something else just popped up on my e-mail here. What procedure do we take if our broker has all the certificates?
Bill Miller:
If the broker has them, you simply call your broker and ask them what information they need to follow your directions with respect to tendering the shares. Most brokers will send out a communication or a letter saying, you know, do you want your shares tendered or not, but whatever communication they desire so what I suggest you do is call your broker, explain that you have Lafarge shares in the account, tell them what you want to do with them, and ask your broker what they need from you so that they will in fact follow your wishes.
Jennifer Faircloth:
Okay, next question be a quick one. Are Canadian employees being paid in US funds?
Bill Miller:
The purchase is in US dollars. They will be getting US dollars.
Jennifer Faircloth:
Okay. Bill, I believe that somebody is asking about the W9. I believe that the W9 is actually included in one of those...
Bill Miller:
In the letter of transmittal?
Jennifer Faircloth:
...in the letter of transmittal.

20

Bill Miller:
And if you bear with me for a second, I will find it and put it up on the screen for you. It is page 11 of the letter of transmittal and it is now up on the screen.
Jennifer Faircloth:
Okay, thank you. And for those of you who are not seeing it up on your screen, if you just right click anywhere on the default console and select refresh, you will see the form that he is referring to. Okay, I think that covers it.
Bill Miller:
Okay. Again thanks everybody for participating, and again I hope this has been helpful, and again if there are unanswered questions, you always have tomorrow.
Jennifer Faircloth:
Yep.
Bill Miller:
Thank you very much.
Jennifer Faircloth:
Thank you.
Bill Miller:
Have a good evening everybody.
Operator:
Ladies and gentlemen, this now concludes today’s conference. Thank you for your participation.

21